SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 18, 2001



                          ORIGIN INVESTMENT GROUP, INC.
                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)

                                    Maryland
                                    --------
                            (State of Incorporation)

                                   36-4286069
                                -----------------
             (Commission File No.) (IRS Employer Identification No.)




              1620 26th Street, Third Floor, Santa Monica, CA 90404
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               (Address of Principal Executive Offices) (Zip Code)


                                  310-255-8834
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              (Registrant's telephone number, including area code)

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)


Item 1.  Changes in Control of Registrant.

None.

Item 2. Acquisition or Disposition of Assets

None.

Item 3.  Bankruptcy or Receivership

None.

Item 4. Changes in Registrant's Certifying Accountant

None.

Item 5.  Other Items

     On April 30, 2001, the Registrant entered into a share exchange agreement ("Share Exchange Agreement") with Cromerica Technologies, LLC., ("Cromerica") owner of wholly owned subsidiary Vivocom, Inc. ("Vivocom") a California corporation. Pursuant to the Share Exchange Agreement, Registrant would acquire 100% of Vivocom in exchange for $500,000 in cash, 2,000,000 shares of Origin common stock (subject to a downward adjustment) and 1,000,000 shares of convertible preferred stock of Origin. Pursuant to an Investment and Conversion Agreement ("Investment Agreement") also entered into between the Registrant and Cromerica, the Registrant agreed to invest an additional $3,250,000 within Vivocom during the first twelve months after the purchase. The Investment Agreement also allowed for the preferred stock issued to Cromerica to be convertible over the next three years into an additional eighteen million shares (six million shares per year) of Origin common stock if Vivocom achieves revenue rates of $5 million, $10 million, and $15 million per year in each of the next three years after closing. The termination date of the Share Exchange Agreement and Investment Agreement was originally set for June 30, 2001 and was amended to terminate on or about July 16. 2001.

     On April 17, 2001, the Company offered to sell 150,000 units for $1,500,000 or $10.00 per unit (Initial Unit Offering").. Each unit was comprised of one Series A Convertible Preferred stock and ten class C common stock purchase warrants. The Series A Convertible Preferred Stock was convertible into a certain number of common stock based on a beneficial conversion price of 75% of the average closing bid price of the Company's common stock subject to a minimum of $0.40 and a maximum of $5.00 per share. This preferred stock was convertible in stages commencing 90 days from the closing date of the offering and occurring thereafter at 90 day intervals over a 12 month period. Each warrant was redeemable for one share of common stock upon the payment of $0.40 and vested over the twelve month period. The holders of the Series A Convertible Preferred stock would also have been entitled to a dividend in the amount of $0.95 per share which will be paid at the end of the twelve month period in cash or common stock at the holders election. On May 7, 2001 the Registrant terminated this unit offering since it was unable sell any units in the Initial Unit Offering. On May 31, 2001 the Registrant commenced another Unit offering where it offered to sell a minimum of 1,380,000 and a maximum of 2,000,000 Units for $1,020,000 at $.51 per unit ("Second Unit Offering"). Each unit in the Second Unit Offering was comprised of one common stock and one common stock purchase warrant which was redeemable for an additional common stock upon payment of $0.40. The Second Unit Offering was met with little investor interest and was terminated on July 17, 2001 at which time funds were returned to investors subscribing to the Second Unit Offering.

     Because the Registrant was unable to satisfy the cash payment obligations of the Share Exchange Agreement and Investment Agreement with Cromerica, the Registrant has terminated its intended purchase of Vivocom at this time. In addition, the Registrant has limited remaining working capital and is now seeking to conduct a separate offering of its equity in plans of satisfying its current and short term obligations. There are no assurances that the Registrant will be successful in effectuating raising additional funds to cover its short term obligations at this time. The Registrant is also exploring alternatives including changing its business focus and may elect out of business development company status in the near future.


                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ORIGIN INVESTMENT GROUP, INC.


Dated: July 20, 2001                   By:  /s/  Greg H. Laborde
                                            --------------------------------
                                            Greg H. Laborde
                                            Chief Executive Officer